NXP Semiconductors Shareholders Elect Kurt Sievers as Chief Executive Officer

EINDHOVEN, The Netherlands, May 27, 2020 – NXP Semiconductors N.V. (NASDAQ: NXPI) today announced that at its Annual General Meeting of Shareholders (“AGM”), shareholders overwhelmingly approved the appointment of Kurt Sievers, 51, as an executive director and the company’s Chief Executive Officer, effective immediately. In this capacity Mr. Sievers will also remain President of NXP, a role he has held since 2018. As previously announced, Richard “Rick” Clemmer, who previously led the company for 11 years, will remain a strategic advisor to NXP.

“On behalf of the NXP Board of Directors, we are pleased to officially welcome Kurt as our next Chief Executive Officer,” said Sir Peter Bonfield, NXP Chairman of the Board. “Kurt has proven himself exceptionally qualified to lead NXP into its next chapter, and I could not be more confident in his abilities as he leads the company through the current unpredictable and fluid environment. His expertise across business segments, passion for innovation and connections with NXP investors, customers, and employees around the world make Kurt the right leader to continue and build on the company’s successful strategy for years to come.”

“I am truly humbled and honored to have been granted the opportunity to lead this fine company – a company that I am proud to have been with since our founding in 2006,” said Kurt Sievers. “While we face unprecedented times, I remain confident in our winning strategy to develop and profitably grow market leading and highly differentiated businesses, and continue to foster a culture of innovation and collaboration. I look forward to continuing to work alongside the very best and brightest team and I am committed to ensure the safety and well-being of each and every one of our employees as we weather the pandemic. I could not be prouder of how we have adapted and stayed focused in these times, and I am confident that we will emerge from this stronger, leading NXP into its promising future.”

Since September 2018, Sievers has been the President of NXP, with direct oversight and management of all NXP’s business lines. Sievers joined NXP (then Philips Semiconductors) in 1995, and rapidly moved through a series of Marketing & Sales, Product Definition & Development, Strategy and General Management leadership positions across a broad number of market segments. He has been a member of the executive management team since 2009, where he has been instrumental in the definition and implementation of the NXP High-Performance Mixed Signal strategy. In 2015, Sievers was influential in the merger of NXP and Freescale Semiconductors, which resulted in creating one of the leading semiconductor companies, with distinct leadership in Automotive semiconductors and Secure Edge Processing.

About NXP Semiconductors
NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the automotive, industrial & IoT, mobile, and communication infrastructure markets. Built on more than 60 years of combined experience and expertise, the company has approximately 29,000 employees in more than 30 countries and posted revenue of $8.88 billion in 2019. Find out more at www.nxp.com.

Forward-looking Statements
This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume; market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; trade disputes between the U.S. and China, potential increase of barriers to international trade and resulting disruptions to our established supply chains; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them, including the outbreak of COVID-19 or the requirements to suspend activities with customers or suppliers because of changing import and export regulations; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to achieve targeted efficiencies and cost savings; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s markets and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:
Jeff Palmer
jeff.palmer@nxp.com
+1 408 518 5411

Media:
Jacey Zuniga
jacey.zuniga@nxp.com
+1 512 895 7398

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